EXHIBIT 5.6


                        Silverstein & Weiss
                        300 Merrick Road, #301
                        Lynbrook, NY  11563





June 8, 2005

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

     We have read the statements made by North Shore Capital Advisors Corp. (the "Company") in its Registration Statement on Form 10-SB regarding the resignation of Silverstein & Weiss as the Company's independent auditors and the subsequent appointment of Raich Ende Malter & Co. LLP as the Company's independent auditors. We understand these statements will be filed with the Commission, as part of the Company's Form 10-SB dated June 8, 2005, and we agree with these statements.

Very truly yours,


/s/ Silverstein & Weiss
Silverstein & Weiss